Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement (No. 333-178833) on Form N-1A of HCM Tactical Growth Fund, HCM Dividend Sector Plus Fund and HCM Income Plus Fund, each a separate series of the Northern Lights Fund Trust III, of our report dated August 29, 2023, relating to our audits of the financial statements and financial highlights, which appear in the June 30, 2023 Annual Report to Shareholders of which are also incorporated by reference into the Registration Statement.

We also consent to the references to our Firm under the captions “Financial Highlights”, “Independent Registered Public Accounting Firm”, “Policies and Procedures for Disclosure of Portfolio Holdings” and “Financial Statements” in such Registration Statement.

/s/ RSM US LLP

Denver, Colorado

October 20, 2023